Exhibit 4.7

Management Services Agreement Amendment
Made and entered into in Yavne, October 23, 2011

BETWEEN

G. Willi-Food International Ltd.
With its business address at 4 Nahal Harif St., Yavne
(Hereinafter: "Willi-Food")

AND

Gold Frost Ltd.
 With its business address at 4 Nahal Harif St., Yavne
(Hereinafter: "Gold Frost")

(Willi-Food and Gold Frost hereinafter: "the Company")
As the first party

AND

Zwi W. and Co. Ltd. (private company No. 512715970)
With its business address at 4 Nahal Harif St., Yavne
(Hereinafter: "the Management Company")
Or a company fully owned by Zwi Williger
As the second party

WHEREAS	On the 16th of March, 2008, the Company and the Management Company entered an agreement for the rendering of management services through Mr. Zwi Williger (hereinafter: "the Agreement" and "Zwi"); and

WHEREAS	Zwi resigned from all his positions at Gold Frost on October 17th, 2011, as a result of which, Gold Frost will no longer receive management services from the Management Company through Zwi; and

WHEREAS
Gold Frost will no longer be a party in the agreement, and none of the parties in the agreement will have any claims or demands concerning the commencement of the agreement, its performance and/or termination; and

WHEREAS	The parties wish to amend some of the agreement’s provisions.

NOW THEREFOR, THE PARTIES AGREE AND STUPULATE AS FOLLOWS:

1.	Introduction

1.1.	The definitions mentioned in this amendment shall have identical meaning to the ones mentioned in the Agreement, unless stated otherwise herein.

1.2.	The provisions of this amendment shall supersede the provisions of the Agreement and its appendices, in all matters.

1.3.	The contents of the Agreement and its appendices shall continue to apply, insofar as they are not explicitly superseded by this amendment.

1.4.	In case of a discrepancy between this amendment and the Agreement, the provisions of this amendment shall prevail.

2.	"Gold Frost Ltd." will no longer be mentioned as a party to the Agreement in the Agreement header. The words “both, together” will be deleted.

3.
In the second “whereas”, in the preamble to the Agreement, the words “in light of the change in the control of Willi-Food’s parent company, Willi-Food Investments Ltd. (hereinafter: "Willi-Food Investments"), in August, 2007” and “as CEO of Gold Frost” will be deleted.

4.	In section 3.1 of the Agreement, the words “and the CEO of Gold Frost” will be deleted.

5.
Section 4.1 of the Agreement will be deleted, and replaced with the following: “This agreement shall remain valid for a period of 3 years, starting on September 15th, 2011 and ending on September 14th, 2014, subjected to the contents of sections 4.2 to 4.7 below (hereinafter: "the Agreement Period”)”.

6.	In sections 4.2, 4.2.1, 4.3, and 4.6 of the Agreement the words “and /or Gold Frost” will be deleted, and “they” will be replaced with “it”.

7.
In section 4.2.1 of the Agreement, the words “36 months in advance” will be replaced with “18 months in advance”. In addition, the words “after a period of six months from the signing of this agreement” will be deleted.

8.	In section 5.3 of the Agreement, the words “and/or Gold Frost” and “whichever is relevant” will be deleted.

9.	Section 5.6 of the Agreement will be deleted and replaced with the word “cancelled”.

10.
Section 6.1 of the Agreement will be deleted and replaced with the following: “The Management Company will be entitled to a bonus, paid from Company profits (hereinafter: "Bonus") at a rate of 3% of Willi-Food’s deciding profit, if Willi-Food’s deciding profit is lower than 3 million NIS, or 5% of Willi-Food’s deciding profit, if Willi-Food’s deciding profit is higher than 3 million NIS. “Willi-Food’s deciding profit” – Willi-Food's annual adjusted consolidated profits, before taxes and before bonus payments to companies rendering management services for The Company”.

11.	In section 6.2 of the Agreement, the words “Gold Frost, as the subject matter dictates” will be deleted.

12.	At the end of section 8.1 of the Agreement, the following will be added: “Ltd. (hereinafter: Willi-Food Investments)”.

13.	In section 10 of the Agreement, “immediately” will be replaced with “Starting from September 15th, 2011”.

14.	Section 12 of the Agreement will be deleted and replaced with the word “Cancelled”.

IN WITNESS THEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES:

G. Willi-Food International Ltd.	Zwi W. and Co. Ltd.

Gold Frost Ltd.

I, the undersigned, Mr. Zwi Williger (the service provider), having read the contents of this amendment in their entirety, hereby agree to be bound by its provisions. I vouch for the Management Company’s obligations towards The Company.

Zwi Williger	Date